[TEMPLE-INLAND INC. LOGO]




NEWS
RELEASE-------------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587


     TEMPLE-INLAND INC. REPORTS SECOND QUARTER 2004 RESULTS

     AUSTIN, TEXAS, July 27, 2004--Temple-Inland Inc. today reported second quarter 2004 net income of $56 million, or $0.99 per diluted share, compared with second quarter 2003 net income of $156 million, or $2.87 per diluted share, and first quarter 2004 net income of $13 million, or $0.24 per diluted share.

     Results for second quarter 2004 include (i) an after-tax charge of $4 million, or $0.07 per share, associated with converting facility closures and prepayment penalties associated with the early redemption of indebtedness, and (ii) after-tax income of $1 million, or $0.01 per share, associated with previously discontinued operations. Results for second quarter 2003 included (i) a one-time tax benefit of $165 million, or $3.05 per share, and (ii) an after-tax charge of $15 million, or $0.28 per share, primarily associated with Project TIP consolidation and supply chain initiatives. As reflected in the table below, the total effect of these special items for second quarter 2004 is $0.06 per share.
                                                       First
                                 Second Quarter        Quarter
                                 ---------------
                                 2004       2003       2004
                                 ----       ----       ----
   Net income (loss) per dil.
      share as reported          $0.99      $2.87      $0.24

   Special items                  0.06      (2.77)      0.20
                                 -----      -----      -----

   Net income per diluted share,
      excluding special items    $1.05      $0.10      $0.44


Corrugated Packaging

     The corrugated packaging operation reported income of $26 million in second quarter 2004, compared with $7 million in second quarter 2003 and $10 million in first quarter 2004. Despite lower average box prices and higher OCC costs, earnings improved in second quarter 2004 compared with second quarter 2003 due to higher volumes and lower unit costs (mill and converting). Earnings improved in second quarter 2004 compared with first quarter 2004 as a result of higher volumes, improved pricing, and lower unit costs.

     On a volume per workday basis, shipments of corrugated containers were up 7.9% in second quarter 2004 compared with shipments in second quarter 2003 and up 7.0% compared with first quarter 2004.

     Average prices for corrugated containers in second quarter 2004 were 3% lower than second quarter 2003 but up 1% compared with first quarter 2004. The average cost of OCC in second quarter 2004 was up 22% compared with second quarter 2003 and up 13% compared with first quarter 2004. Energy costs in second quarter 2004 were down $1 million compared with second quarter 2003 and first quarter 2004.

Forest Products

     The forest products operation reported income of $65 million in second quarter 2004, compared with $15 million in second quarter 2003 and $32 million in first quarter 2004. Operating income for second quarter 2004 included $6 million from high-value land sales compared with $5 million in second quarter 2003 and $3 million in first quarter 2004. The average sales price per acre of high-value land in second quarter 2004 was approximately $7,000 per acre.

     Average lumber prices in second quarter 2004 were up 28% compared with second quarter 2003 and up 14% compared with first quarter 2004. Particleboard prices were up 27% compared with second quarter 2003 and up 16% compared with first quarter 2004. Medium density fiberboard (MDF) prices were up 14% compared with second quarter 2003 and up 10% compared with first quarter 2004. Gypsum prices were up 28% compared with second quarter 2003 and up 8% compared with first quarter 2004.

     Shipments for lumber were up in second quarter 2004 compared with second quarter 2003, but down compared with first quarter 2004. Shipments for particleboard and gypsum were up in second quarter 2004 compared with second quarter 2003 and first quarter 2004. Excluding the Clarion MDF facility that was sold during second quarter 2004, shipments for MDF were up in second quarter 2004 compared with second quarter 2003 and first quarter 2004.

Financial Services

     The financial services operation reported income of $59 million in second quarter 2004 compared with $44 million in second quarter 2003 and $53 million in first quarter 2004. The improvement in earnings in second quarter 2004 compared with second quarter 2003 was the result of increased spreads, improving credit conditions resulting in a lower loan loss provision, and continued focus on low cost operations.

Comments

     In announcing second quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, "The continued improvement in operating results achieved during second quarter 2004 reflects the significant benefits from our strategic and cost reduction initiatives and improvement in volumes and pricing across our businesses. Forest products and financial services achieved record profit levels for the quarter. During the quarter, debt and other long-term liabilities, including timber leases, were reduced by $117 million and cash increased $36 million.

     "The strong growth in box shipments during second quarter 2004 was generated with four less box plants in our system. This volume growth results in increased asset utilization rates in our existing converting facilities, which improves operating efficiency and lowers costs. The growth in shipments has continued into the third quarter, and inventories remain at very low levels. Additionally, mill costs improved in second quarter 2004 compared with second quarter 2003.

     "Forest products results reflect continued strength in the housing and repair and remodeling markets, generating improved pricing and volumes. Operating costs were lower during the quarter.

      "Financial services continues to benefit from revised asset-allocation targets designed to increase single-family mortgage assets and from continued efforts to lower costs."

     Commenting on the quarter, Mr. Jastrow said, "During second quarter 2004, we continued to make progress on initiatives to lower costs, improve operational efficiency, increase asset utilization and drive return on investment. Our high level of integration and increased volumes in corrugated packaging allowed the containerboard mills to run full at lower costs. We continue to lower costs in our box plants through consolidation and reduced personnel requirements. In addition to the $20 million in annual savings achieved in first quarter 2004 from the elimination of 300 positions in our converting system, we realized $4 million in savings during the second quarter from previous converting facility closures. During second quarter 2004 we announced the closure of converting facilities in Louisville, Kentucky; Rock Hill, South Carolina; and Mishawaka, Indiana. These facilities will be closed by the end of the third quarter.

     "Savings associated with Project TIP were $14 million during second quarter 2004, which represents a current annual run rate of $56 million. Annual savings of $60 million from Project TIP consolidation and supply chain initiatives are on schedule to be achieved by the end of 2004."

     The company will host a conference call on July 27, 2004, at 9:00 a.m. ET to discuss results of the second quarter. The meeting may be accessed through Temple-Inland's Internet site or by conference call. To access through Temple-Inland's internet site, www.templeinland.com, click on "Investor Relations - Conference Call." To access by conference call, listeners calling from North America should dial 1-800-901-5213 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2962. The passcode is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The passcode for the replay is 95513428.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.

                    TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
             (in millions, except per share amounts)


                                                              First Six
                                       Second Quarter           Months
                                       --------------     ----------------
                                       2004      2003     2004        2003
                                       ----      ----     ----        ----

Total revenues                       $ 1,218   $ 1,182  $ 2,372<Fb> $ 2,317
                                       =====     =====    =====       =====

Income from continuing operations    $    55   $   155  $    68     $   138
Effect of accounting change               --        --       --          (1)
Discontinued operations                    1         1        1           1
                                       -----     -----    -----       -----
Net income                           $    56   $   156  $    69     $   138
                                       =====     =====    =====       =====

Diluted earnings per share:
  Income from continuing operations  $  0.98   $  2.86  $  1.22     $  2.55
  Effect of accounting change             --        --       --       (0.01)
  Discontinued operations               0.01      0.01     0.01        0.01
                                       -----     -----    -----       -----
    Net income                       $  0.99   $  2.87  $  1.23     $  2.55
                                       =====     =====    =====       =====

Average shares outstanding -
  diluted                               56.2      54.1     55.9        54.1


                        Business Segments


Revenues
Corrugated packaging                 $   687   $   685  $ 1,360     $ 1,352
Forest products                          253       192      473         372
Financial services                       278       305      539<Fb>     593
                                       -----     -----    -----       -----
    Total revenues                   $ 1,218   $ 1,182  $ 2,372     $ 2,317
                                       =====     =====    =====       =====

Income
Corrugated packaging                 $    26   $     7  $    36     $     9
Forest products                           65        15       97           8
Financial services                        59        44      112          83
                                       -----     -----    -----       -----
  Segment operating income <Fa>          150        66      245         100
Unallocated expenses <Fa>                (19)      (20)     (42)        (39)
Other income (expense)                    (7)      (23)     (26)        (32)
Parent company interest                  (34)      (35)     (66)        (70)
                                       -----     -----    -----       -----
  Income (loss) before taxes              90       (12)     111         (41)
Income (taxes) benefit                   (35)      167      (43)        179
                                       -----     -----    -----       -----
Income from continuing operations         55       155       68         138
Effect of accounting change               --        --       --          (1)
Discontinued operations                    1         1        1           1
                                       -----     -----    -----       -----
    Net income                       $    56   $   156  $    69     $   138
                                       =====     =====    =====       =====



<Fa> As previously announced, as a result of the consolidation of our administrative functions and the adoption of a shared services concept, beginning in first quarter 2004, we changed the way we allocate cost to the business segments. The effect of this change was to increase segment operating income and to increase unallocated expenses by a like amount. Second quarter 2003 and the first six months of 2003 have been reclassified below to reflect this change.
                                     Second Quarter 2003
                                  -------------------------
                              As
                          Originally                         As
                           Reported   Reclassification  Reclassified
                          ----------  ----------------  ------------

 Corrugated packaging    $    1       $     6         $    7
 Forest products             12             3             15
 Financial services          44            --             44
                           ----          ----           ----
   Segment operating
     income                  57             9             66
 Unallocated expenses       (34)           (9)           (43)
                           ----          ----           ----
 Operating income         $  23        $   --          $  23
                           ====          ====           ====

                                   First Six Months 2003
                                ---------------------------
                              As
                          Originally                         As
                           Reported   Reclassification  Reclassified
                          ----------  ----------------  ------------

 Corrugated packaging    $   (3)      $    12         $    9
 Forest products              3             5              8
 Financial services          83            --             83
                           ----          ----           ----
   Segment operating
     income                  83            17            100
 Unallocated expenses       (54)          (17)           (71)
                           ----          ----           ----
 Operating income         $  29        $   --          $  29
                           ====          ====           ====


<Fb>  Includes the effects of a reclassification of $6 million to revenues from noninterest expense related to first quarter
      2004.  The reclassification had no effect on operating income.


               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)


                                                         First Six
                                    Second Quarter        Months
                                    --------------     -------------
                                    2004      2003     2004     2003
                                    ----      ----     ----     ----
                                         Dollars in millions
Revenues <Fa>
Corrugated Packaging <Fb>         $   687   $   685  $ 1,360   $ 1,352

Forest Products
  Pine lumber                     $    89   $    64  $   168       120
  Particleboard                        51        36       95        75
  Medium density fiberboard            31        23       56        49
  Gypsum wallboard                     28        16       51        34
  Fiberboard                           22        17       39        31
  Other                                32        36       64        63
                                     ----      ----     ----      ----
    Total Forest Products         $   253   $   192  $   473   $   372
                                     ====      ====     ====      ====

Unit sales <Fa>
Corrugated Packaging <Fb>,
  thousands of tons                   944       956    1,897     1,860

Forest Products
  Pine lumber, mbf                    234       216      470       414
  Particleboard, msf                  162       140      322       295
  Medium density fiberboard, msf       68        57      125       121
  Gypsum wallboard, msf               197       146      368       307
  Fiberboard, msf                     113       102      210       189


<Fa> Revenues and unit sales do not include joint venture
     operations.
<Fb> Includes boxes sold and open market sales of linerboard.
